SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. __)


Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
|_| Preliminary Proxy Statement
|_| Confidential, for Use
of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                             CZECH INDUSTRIES, INC.
                (Name of Registrant as Specified In Its Charter)


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

| | $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
22(a)(2) of Schedule 14A.
|_| $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
|_| Fee computed on table below per Exchange Act
Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:
   -------------------------------------------------------------------

   2) Aggregate number of securities to which transaction applies:
   -------------------------------------------------------------------

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   -------------------------------------------------------------------

   4) Proposed maximum aggregate value of transaction:
   -------------------------------------------------------------------

   5) Total fee paid:
   -------------------------------------------------------------------

|X| Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:
    ---------------------------------------

   2) Form, Schedule or Registration Statement No.:
    ---------------------------------------

   3) Filing Party:
    ---------------------------------------

   4) Date Filed:
    ---------------------------------------

                             CZECH INDUSTRIES, INC.

                                 August 26, 1996




Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Czech Industries, Inc. The meeting will be held at 10 a.m. (local time) on Tuesday, September 10, 1996 at the Company's offices in Rockville, Maryland.

Please note that attendance at the Special Meeting will be limited to stockholders as of the record date (or their authorized representatives) and to guests of the Company. If your shares are registered in your name and you plan to attend the Special Meeting, please mark the appropriate box on the enclosed proxy card and you will be registered for the meeting. Stockholders who are not pre-registered will only be admitted to the Special Meeting upon verification of stock ownership.

Please give these proxy materials your careful attention. It is important that your shares be represented and voted at the Special Meeting regardless of the size of your holdings. Accordingly, whether or not you plan to attend the Special Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed envelope in order to make certain that your shares will be represented at the Special Meeting.

                                                       Sincerely,



                                                       Martin A. Sumichrast
                                                       Executive Vice President,
                                                       Chief Financial Officer
                                                       and Secretary

                             CZECH INDUSTRIES, INC.

                    Notice of Special Meeting of Stockholders
                               September 10, 1996


Dear Stockholders:

A Special Meeting of Stockholders of Czech Industries, Inc., a Delaware corporation (the "Company"), will be held at 15245 Shady Grove Road, Suite 340, Rockville, Maryland 20850, at 10 a.m., local time, on Tuesday, September 10, 1996 for the following purposes:

     1. To approve an amendment to the Company's Certificate of Incorporation to effect a one-for-five reverse split of the Company's Common Stock and to reduce the number of authorized and issued and outstanding shares of Common Stock; and

     2. To transact such other business as may be properly brought before the meeting and any adjournments or postponements thereof.

Only holders of record of the Company's Common Stock as of the close of business on August 19, 1996 are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. A list of such stockholders may be examined for any purpose germane to the meeting at the Company's Rockville offices during the ten-day period preceding the meeting.


                                        Martin A. Sumichrast
                                        Executive Vice President,
                                        Chief Financial Officer
                                        and Secretary

Rockville, Maryland
August 26, 1996

- --------------------------------------------------------------------------------
              YOUR VOTE IS IMPORTANT, ACCORDINGLY, YOU ARE URGED TO
             COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY
               CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.
- --------------------------------------------------------------------------------

                             CZECH INDUSTRIES, INC.

                        15245 Shady Grove Road, Suite 340
                            Rockville, Maryland 20850

                                 PROXY STATEMENT


This Proxy Statement and enclosed form of proxy are being furnished commencing on or about August 27, 1996 in connection with the solicitation by the Board of Directors of Czech Industries, Inc., a Delaware corporation (the "Company"), of proxies in the enclosed form for use at the Special Meeting of Stockholders to be held on September 10, 1996 for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. Any proxy given pursuant to such solicitation and received in time for the meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted FOR the amendment to the Certificate of Incorporation, and in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the meeting and any adjournments thereof. Any proxy may be revoked by written notice received by the Secretary of the Company at any time prior to the voting thereof, by submitting a subsequent proxy or by attending the meeting and voting in person.

Only holders of record of the Company's voting securities as of the close of business on August 19, 1996 are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. As of the record date, the following shares of voting securities were outstanding: 14,355,000 shares of Common Stock, par value $.01 per share ("Common Stock").

Each share of Common Stock entitles the record date holder thereof to one vote on the proposal to amend the Certificate of Incorporation, as well as on all other matters properly brought before the meeting.

The presence of a majority of the outstanding shares of Common Stock, represented in person or by proxy at the meeting, will constitute a quorum. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers on some but not all of the matters will be treated as shares entitled to vote at the special meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes"). The proposed amendment to the Company's Certificate of Incorporation will require the affirmative vote of a majority of the issued outstanding Common Stock; accordingly, with respect to the proposed amendment, abstentions and broker non-votes will have the same effect as negative votes.

A proxy card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO COMPLETE, SIGN, DATE, AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the Company's Common Stock owned as of August 1, 1996 by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock; (ii) each of the Company's officers and directors; and (iii) all officers and directors as a group. The following calculations were based upon there being 14,355,000 shares of the Company's Common Stock issued and outstanding as of August 1, 1996. Except as otherwise noted, the persons named in the table below do not own any other capital stock of the Company and have sole voting and investment power with respect to all shares as beneficially owned by them.


                                                                                                   PERCENTAGE OF
NAME AND ADDRESS (1)                POSITION WITH COMPANY              NUMBER OF SHARES                SHARES
- --------------------                ---------------------              ----------------             -----------
Michael Sumichrast, Ph.D.(2)        Chairman of the Board                    53,500                          *

August A. de Roode(3)               Chief Executive Officer,              1,057,500                       7.37
                                        Director

Peter Schmid (4)                    President, Director                   2,094,125                      14.59

Wolfgang Koessner(4)                Executive Vice President,             2,256,625                      15.72
                                        Director

Martin A. Sumichrast (2)            Executive Vice President,               328,500                       2.29
                                        Chief Financial Officer,
                                        Secretary, Director

Miloslav Chrobok, JUDr.             Vice President                               __                         __

Petr Bednarik, Ing. (5)             Director                                600,000                       4.18

Randall F. Greene                   Director                                 94,100                          *

Kaerntner Landes                    Shareholder                           2,085,875                      14.53
   und Hypothekenbank AG

All Officers and Directors as                                             4,390,225                      30.58
   a Group (8 persons)


  * Less than 1%

(1) c/o Czech Industries, 15245 Shady Grove Road, Suite 340, Rockville, Maryland 20850.

(2) 382,000 shares owned by Sumichrast Enterprises, Inc., a corporation of which Martin A. Sumichrast, Dr. Sumichrast's son, is an officer and director and the owner. Dr. Sumichrast may be deemed to have voting and investment power with respect to 53,500 of these 382,000 shares. Sumichrast Enterprises, Inc. also owns 5,000 Class A Warrants, each representing the right to acquire one share at a purchase price of $4.00.

(3) Includes 700,000 shares owned directly by Mr. de Roode and 357,500 shares owned indirectly through VCH Vermoegensverwaltung and Holding Ges.m.b.H. which is controlled by Mr. de Roode.

(4) 1,094,125 shares are owned indirectly through KHS Beteiligungs AG ("KHS") which is jointly controlled by Mr. Schmid and Mr. Koessner and 1,000,000 shares are owned by Kaerntner Landes und Hypothekenbank AG (the "Bank") as nominee for KHS. Messrs. Schmid and Koessner may be deemed to share voting and investment power with respect to these shares. In the case of Mr. Koessner, also includes 162,500 shares held by the Bank as nominee for Central and Eastern European Fund ("Fund"), of which Mr. Koessner is a director. The inclusion of such Fund shares shall not be construed as an admission that Mr. Koessner is the beneficial owner of such shares.

(5) Petr Bednarik, Ing. is an officer, director and owner of Stratego a.s., a Prague based investment company, which is the record owner of the shares of Common Stock indicated. Mr. Bednarik may be deemed to be the beneficial owner of such shares.



                             EASTBROKERS TRANSACTION

     On August 1, 1996, the Company acquired 80% of the capital stock of Eastbrokers Beteiligungs AG ("Eastbrokers"), a Vienna, Austria based investment banking and brokerage firm. The consideration for this acquisition was 5.4 million newly issued shares of the Company's Common Stock, which represents approximately 37.6% of the outstanding Common Stock following the acquisition. This consideration is subject to adjustment conditional upon satisfaction of certain financial targets.

     In connection with the foregoing transaction, the Board of Directors was reduced from nine directors to eight with one seat remaining temporarily vacant. Dr. Michael Sumichrast, Martin A. Sumichrast, Petr Bednarik, Randall F. Greene and Peter Schmid are continuing as directors of the Company and August A. de Roode and Wolfgang Koessner have joined the Board. Mr. Schmid was also a founder and one of the three principal stockholders of Eastbrokers and is President of WMP Boersenmakler AG, a subsidiary of Eastbrokers. Messrs. de Roode, Schmid and Koessner have the right to designate the individual to fill the vacant seat on the Board. At the time of the acquisition, Mr. de Roode became Chief Executive Officer of the Company, Mr. Schmid became President and Mr. Koessner became an Executive Vice President.

     Also in connection with the acquisition, the Company's By-laws were amended so as to provide modified quorum requirements for Board meetings and increased voting requirements for certain material transactions in an effort to have Board decisions reflect a greater consensus of the directors than might have occurred under the existing By-law provisions.

AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO
EFFECT A ONE-FOR-FIVE REVERSE SPLIT OF THE COMPANY'S COMMON STOCK
AND TO REDUCE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors has proposed an amendment to Article FOURTH of the Company's Certificate of Incorporation that would effect a reverse split of the Company's Common Stock on the basis of one new share of Common Stock for each five shares of presently outstanding Common Stock and reduce the authorized number of Common Stock from 50,000,000 shares to 10,000,000 shares. As of August 1, 1996, 14,355,000 shares of Common Stock were issued and outstanding, no shares were held in treasury and 35,645,000 shares were unissued. As of August 1, 1996, there were 8,495,000 shares of Common Stock reserved for issuance upon the exercise of outstanding options or warrants.

REASONS FOR THE PROPOSED REVERSE STOCK SPLIT

The Company has been advised by The Nasdaq Stock Market, Inc. ("Nasdaq") that in Nasdaq's view, the Company's recently announced acquisition of Eastbrokers has resulted in a change in control of the Company. Based upon this, Nasdaq has indicated that in order to maintain its listing, the Company must meet all of the criteria for initial listing on the Nasdaq SmallCap Market. The Company believes that the acquisition of Eastbrokers does not trigger the need to meet initial listing requirements and has requested a hearing before the Nasdaq Listing Qualifications Committee (the "Committee"). The Company believes that it currently meets all of the initial listing criteria with the exception of the $3.00 bid price. On August 23, 1996, the last reported bid and asked prices for the Common Stock were $1.50 and $1.625, respectively.

Since there can be no assurance that the Committee will render a favorable decision with respect to the Company's application, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to effect a one-for-five reverse stock split in an effort to meet the $3.00 bid price which is required under Nasdaq's initial listing criteria relating to the SmallCap Market. There can be no assurance, however, that the price of the Common Stock after the reverse split will actually increase in an amount proportionate to the decrease in the number of outstanding shares.

In addition, the Board of Directors believes that the present level of per share market prices of the Common Stock impairs the acceptability of the stock by portions of the financial community and the investing public. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it or a company's reputation in the financial community, but in practice this is not necessarily the case, as many investors look upon low priced stock as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. The Board of Directors also believes that the current per share price of the Common Stock has reduced the effective marketability of the shares because of the reluctance of many leading brokerage firms to recommend low priced stock to their clients. Further, various brokerage house policies and practices tend to discourage individual brokers from dealing in low priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures which function to make the handling of low priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of low priced stock because the brokerage commission on a sale of low priced stock generally represents a higher percentage of the sales price than the commission on higher priced issues.

Another purpose of the proposed amendment is to reduce the number of shares of Common Stock outstanding. The Board of Directors believes that the total number of shares currently outstanding is disproportionately large relative to the Company's present market capitalization. Moreover, when such a large number of shares is outstanding, earnings per share is only affected by a significant change in net earnings. If a smaller number of shares were outstanding, the Company's financial results would be better reflected in the Company's earnings per share.

Although there can be no assurance that the price of the Common Stock after the reverse split will actually increase in an amount proportionate to the decrease in the number of outstanding shares, the proposed reverse stock split is intended to result in a price level for the Common Stock that will enable the Company to maintain its Nasdaq SmallCap Market listing, increase investor interest and reduce resistance of brokerage firms to recommend the Common Stock.

PRINCIPAL EFFECTS

The principal effects of the proposed reverse stock split would be the following:

Based upon 14,355,000 shares of Common Stock outstanding on August 1, 1996, the proposed one-for-five reverse stock split would decrease the outstanding shares of Common Stock by approximately 80%, and thereafter approximately 2,871,000 shares of Common Stock would be outstanding, held by approximately 100 stockholders of record. The proposed reverse split would not affect the proportionate equity interest in the Company of any holder of Common Stock, except as may result from the provisions for the elimination of fractional shares as described below. The proposed reverse stock split will not affect the registration of the Common Stock under the Securities Exchange Act of 1934.

The reverse split may leave certain stockholders with one or more "odd lots" of the Company's Common Stock, i.e., stock in amounts of less than 100 shares. These shares may be more difficult to sell, or require a greater commission per share to sell, than shares in even multiples of 100.

As of August 1, 1996, there were outstanding options and warrants to purchase shares relating to an aggregate of 8,495,000 shares of Common Stock. All of the outstanding options and warrants include provisions for adjustments in the number of shares covered thereby, and the exercise price thereof, in the event of a reverse stock split by appropriate action of the Board of Directors. If the proposed one-for-five reverse split is approved and effected, there would be reserved for issuance upon exercise of all outstanding options and warrants a total of 1,699,000 shares of Common Stock. Each of the outstanding options would thereafter evidence the right to purchase 20% of the shares of Common Stock previously covered thereby and the exercise price per share would be five times the previous exercise price.

In addition, by reason of the amendment to the Certificate of Incorporation, the par value of the common stock will be reduced from $.01 to $.002.

The following table illustrates the principal effects of the proposed reverse stock split discussed in the preceding paragraphs:


                                         PRIOR TO REVERSE       AFTER REVERSE
       NUMBER OF SHARES                SPLIT AND AMENDMENT   SPLIT AND AMENDMENT
       OF COMMON STOCK                    TO CERTIFICATE       TO CERTIFICATE
       ---------------                    --------------       --------------

Authorized.............................     50,000,000          10,000,000

Outstanding............................     14,355,000           2,871,000

Reserved for future
  issuance upon exercise
  of options and warrants..............      8,495,000           1,699,000

Available for future issuance
  by action of the Board of
  Directors (after giving effect
  to the above reservations)...........     27,150,000           5,430,000



Assuming the proposed amendment to the first clause of Article FOURTH of the Certificate effecting the reverse stock split and reducing the number of authorized and issued and outstanding shares of Common Stock is approved, a Certificate of Amendment amending the

Certificate as set forth in Exhibit A to this Proxy Statement will be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") as promptly as practicable thereafter. The amendment and the proposed reverse stock split would become effective upon the date of filing (the "Effective Date").

EXCHANGE OF STOCK CERTIFICATES AND ELIMINATION OF FRACTIONAL SHARE INTERESTS

As soon as possible after the Effective Date, holders of Common Stock will be notified and requested to surrender their present Common Stock certificates for new certificates representing the number of whole shares of Common Stock after the reverse split. Until so surrendered, each current certificate representing shares of Common Stock will be deemed for all corporate purposes after the Effective Date to evidence ownership of Common Stock in the appropriately reduced whole number of shares. American Stock Transfer & Trust Company will be appointed exchange agent (the "Exchange Agent") to act for stockholders in effecting the exchange of their certificates.

No scrip or fractional share certificates for Common Stock will be issued in connection with the reverse split, but in lieu thereof, a certificate or certificates evidencing the aggregate of all fractional shares otherwise issuable (rounded, if necessary, to the next highest whole share) shall be issued to the Exchange Agent or its nominee, as agent for the accounts of all holders of Common Stock otherwise entitled to have a fraction of a share issued to them in connection with the reverse split. Sales of fractional interests will be effected by the Exchange Agent as soon as practicable on the basis of prevailing market prices of the Common Stock on the Nasdaq SmallCap Market or other available market at the time of sale. After the Effective Date, the Exchange Agent will pay to such stockholders their pro rata share of the net proceeds derived from the sale of their fractional interests upon surrender of their stock certificates. No service charges or brokerage commissions will be payable by stockholders in connection with the sale of fractional interests, all of which costs will be borne by the Company.

FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain federal income tax consequences of the proposed reverse split of the Company's Common Stock. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to holders of Common Stock and is not intended to be applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt and foreign persons, may be subject to special rules. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and administrative and judicial interpretations as of the date hereof, all of which are subject to change. Holders of Common Stock are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the proposed reverse stock split.

The proposed reverse stock split will be a tax-free recapitalization for the Company and its stockholders.

The new shares of Common Stock in the hands of a stockholder will have an aggregate basis for computing gain or loss equal to the aggregate basis of Common Stock held by that stockholder immediately prior to the proposed reverse stock split reduced by the amount of proceeds, if any, received from the sale of fractional interests and increased by any gain recognized on that sale or decreased by any loss recognized on that sale.

A stockholder's holding period for the new shares of Common Stock will be the same as the holding period for the shares of Common Stock exchanged therefor.

Stockholders who receive cash for all of their holdings (as a result of owning fewer than five shares) will recognize a gain or loss for federal income tax purposes as a result of the disposition of their shares of Common Stock. Although the tax consequences to stockholders who receive cash for some of their holdings are not entirely certain, those stockholders in all likelihood will recognize a gain or loss for federal income tax purposes as a result of the disposition of a portion of their shares of Common Stock. Stockholders who do not receive any cash for their holdings will not recognize any gain or loss for federal income tax purposes as a result of the proposed reverse stock split.

VOTE REQUIRED

The proposed amendment would effect both a reverse stock split and a reduction in the number of authorized and issued and outstanding shares of Common Stock. Approval of the reverse stock split requires the affirmative vote of a majority of all of the issued and outstanding shares of Common Stock.

The foregoing summary of the amendment is qualified in its entirety by reference to the complete text of the proposed revised first clause of Article FOURTH of the Certificate of Incorporation, which is set forth as Exhibit A to this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING RESOLUTION WHICH WILL BE PRESENTED AT THE MEETING.

"RESOLVED, that the amendment modifying the first clause of Article FOURTH of the Company's Certificate of Incorporation to conform to Exhibit A of the Proxy Statement for this meeting is hereby adopted and approved in all respects."

The Board of Directors reserves the right to abandon the proposed amendment without further action by the stockholders at any time prior to the filing of the amendment with the Delaware Secretary of State notwithstanding authorization of the proposed amendment by the stockholders.


                               1996 ANNUAL MEETING

The Company currently anticipates holding its 1996 annual meeting of stockholders on or about November 12, 1996. Securityholders who wish to have proposals presented at that meeting and to have such proposals included in the proxy statement and proxy relating to that meeting should submit such proposals so that they are received by the Company at its principal office no later than September 12, 1996.


                                OTHER INFORMATION

Solicitation may be made personally, by telephone, by telegraph or by mail by officers and employees of the Company and its subsidiaries who will not be additionally compensated therefor. The Company will request persons such as brokers, nominees and fiduciaries, holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and request authority for the execution of the proxy. The Company will reimburse such persons for their expenses in so doing. The total cost of soliciting proxies will be borne by the Company.

The Board of Directors has no knowledge of any other matters to be presented at the meeting other than those described herein. If any other matters should properly come before the meeting, it is the intention of the persons designated in the proxy to vote thereon according to their best judgment.

Stockholders are urged to forward their proxies without delay. A prompt response will be greatly appreciated.

                                               CZECH INDUSTRIES, INC.

                                                                       EXHIBIT A



                         FIRST CLAUSE OF ARTICLE FOURTH
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                             CZECH INDUSTRIES, INC.

                           (AS PROPOSED TO BE AMENDED)


The First Clause of Article FOURTH would be deleted in its entirety and the following substituted therefor:

     "1) The total number of shares of common stock which this corporation is authorized to issue is 10,000,000 shares, par value $.002 each.

     As of the effective time of this amendment to the Certificate of Incorporation of the corporation, each five (5) issued and outstanding shares of Common Stock of the corporation shall be combined into one (1) share of validly issued, fully paid and nonassessable common stock of the corporation. No scrip or fractional shares shall be issued by reason of this amendment."

                                       A-1